Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

April 8, 2021

Forte Biosciences, Inc.

1124 W Carson Street

MRL Building 3-320

Torrance, CA 90502

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Forte Biosciences, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) 513,224 shares of your common stock, par value $0.001 per share (“Common Stock”), reserved for future issuance pursuant to the Forte Biosciences, Inc. 2017 Equity Incentive Plan, as amended and (ii) 300,000 shares of Common Stock reserved for issuance pursuant to the Company’s 2017 Employee Stock Purchase Plan, as amended. As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under such plans (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”).

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

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